Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On February 12, 2010, Martek Biosciences Corporation (“Martek”) completed the acquisition of Charter Amerifit LLC (“CA”) and all of its subsidiaries (collectively “Amerifit”). Upon the closing of the acquisition, Martek paid for the benefit of the stockholders and optionholders of Amerifit Brands, Inc., a subsidiary of CA, and the holders of the membership interests of CA (collectively, the “Former Securityholders”) total cash consideration of approximately $201 million, net of cash acquired.  The consideration included the effects of the preliminary determinations of Amerifit’s net debt level and net working capital, both of which are subject to adjustment based on the final determinations of Amerifit’s net debt level and net working capital at closing.

Martek and Amerifit have different fiscal year ends. Accordingly, the unaudited pro forma condensed combined statement of income for the twelve months ended October 31, 2009 combines the historical results of Martek for the fiscal year ended October 31, 2009 and the unaudited historical results of Charter Amerifit for the twelve months ended September 30, 2009 and are presented as if the acquisition had occurred on November 1, 2008. The unaudited pro forma condensed combined balance sheet as of October 31, 2009 combines Martek’s historical unaudited condensed balance sheet as of October 31, 2009 and Amerifit’s historical unaudited condensed balance sheet as of September 30, 2009 and is presented as if the acquisition of Amerifit had occurred on October 31, 2009.  The historical consolidated financial information has been adjusted to give effect to events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results of the companies. The detailed assumptions used to prepare the pro forma financial information are contained in the notes to the unaudited pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements are prepared by management for illustrative purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisitions been consummated as of the dates presented, and should not be taken as representative of future consolidated operating results of Martek. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that Martek may achieve, or any additional expenses that it may incur, with respect to the integration of the combined companies. These unaudited pro forma condensed combined financial statements, included notes thereto, should be read in conjunction with (i) the historical consolidated financial statements for Martek included in its Form 10-K filed on December 29, 2009 and its Form 10-Q filed on March 12, 2010 and (ii) the historical financial statements of Amerifit included as Exhibits 99.1 and 99.2 to Martek’s Current Report on Form 8-K/A and filed herewith.

MARTEK BIOSCIENCES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of October 31, 2009

	Historical
	October 31, 2009	September 30, 2009	Pro Forma		Pro Forma
In thousands	Martek	Amerifit	Adjustments		Combined
Assets
Current assets
Cash and cash equivalents	$141,063	$12,030	$(128,001)	(a),(e)	$25,092
Short-term investments	7,301	—			7,301
Accounts receivable, net	44,304	12,075			56,379
Inventories, net	116,179	5,075	1,077	(d)	122,331
Deferred tax asset	24,303	138			24,441
Other current assets	5,240	880			6,120
Total current assets	338,390	30,198	(126,924)		241,664

Property, plant and equipment, net	252,279	2,054			254,333
Goodwill	51,592	67,941	44,822	(f)	164,355
Other intangible assets, net	42,631	58,078	54,686	(f)	155,395
Other assets, net	4,925	27	3,125	(e)	8,077

Total assets	$689,817	$158,298	(24,291)		$823,824

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$13,122	$3,975	$		$17,097
Accrued liabilities	18,243	6,860	7,000	(n)	32,103
Current portion of notes payable and other long-term obligations	410	26,463	(11,463)	(b)	15,410
Current portion of deferred revenue	2,981	—			2,981
Total current liabilities	34,756	37,298	(4,463)		67,591

Long-term debt under revolving line of credit	—	—	11,000	(a)	11,000
Notes payable and other long-term obligations	400	26,841	36,234	(a),(b)	63,475
Long-term portion of deferred revenue	8,426	—			8,426
Deferred tax liability	10,091	16,185	17,912	(g)	44,188
Total liabilities	53,673	80,324	60,683		194,680

Stockholders’ equity
Common stock	3,327	—			3,327
Additional paid-in capital	557,519	—			557,519
Members’ equity	—	77,974	(77,974)	(c)	—
Accumulated other comprehensive loss	(674)	—			(674)
Retained earnings	75,972	—	(7,000)	(n)	68,972
Total stockholders’ equity	636,144	77,974	(84,974)		629,144

Total liabilities and stockholders’ equity	$689,817	$158,298	$(24,291)		$823,824

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 4, Pro Forma Adjustments.

MARTEK BIOSCIENCES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Twelve Months Ended October 31, 2009

	Historical
	Twelve months ended
	October 31, 2009	September 30, 2009	Pro Forma		Pro Forma
In thousands, except share and per share data	Martek	Amerifit	Adjustments		Combined

Revenues	$345,197	$81,062	$		$426,259

Cost of Revenues	196,637	23,902	1,077	(h)	221,616

	148,560	57,160	(1,077)		204,643

Operating Expenses:
Research and development	27,448	—			27,448
Selling, general and administrative	50,027	36,610	(500)	(i)	86,137
Amortization of intangible assets	6,389	1,784	3,842	(j)	12,015
Woburn facility product development and closing costs	—	961			961
Other operating expenses	1,080	—			1,080

Total operating expenses	84,944	39,355	3,342		127,641

Income from operations	63,616	17,805	(4,419)		77,002

Interest and other income, net	806	(162)	167	(m)	811
Interest expense	(378)	(7,809)	3,040	(k)	(5,147)

Income before income tax provision	64,044	9,834	(1,212)		72,666

Income tax provision	23,454	4,252	(518)	(l)	27,188

Net income	$40,590	$5,582	$(694)		$45,478

Net income per share
Basic	$1.22				$1.37
Diluted	$1.22				$1.36

Weighted average common shares outstanding
Basic	33,207				33,207
Diluted	33,363				33,363

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 4, Pro Forma Adjustments.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.              BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial information was prepared based on the historical financial statements of Martek and Amerifit. Certain reclassifications have been made to conform Amerifit’s historical results to Martek’s presentation. Such reclassifications primarily include (i) a reclass of depreciation expense from “depreciation and amortization” to “selling, general and administrative” and (ii) a reclass of “transaction costs” to “selling, general and administrative”.

The acquisition has been accounted for in accordance with the acquisition method of accounting. The assets acquired and liabilities assumed have been measured based on preliminary estimates of acquisition-date fair values as well as estimates of the necessary purchase price adjustments associated with net debt and working capital levels as of the closing date. The final determination of fair values and the adjustments associated with net debt and working capital levels as of the closing date may differ from the information presented when the related valuations are finalized and these differences could be material. Our fair value estimates for the purchase price allocation may also change retrospectively to the acquisition date during the allowable allocation period, which is up to one year from the acquisition date, if additional information becomes available.  The purchase price, net of cash acquired of $198.8 million disclosed in Note 2 below and utilized in connection with the pro forma purchase price allocation was based on the working capital of Amerifit at September 30, 2009. Such working capital differed by approximately $2 million from the working capital of Amerifit at the February 12, 2010 acquisition date which was used in determining the actual purchase price of Amerifit.

Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to record assets which we do not intend to use or sell and/or to value assets at fair value measures that do not reflect our intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

2.              PURCHASE PRICE ALLOCATION

Under the acquisition method of accounting, the total purchase price will be allocated to Amerifit’s net tangible and intangible assets based on their estimated fair values as of the February 12, 2010 closing date of the acquisition. The final purchase price allocation will be determined following completion of the closing balance sheet and post-closing adjustments and valuation of the acquired intangible assets. Martek has made a preliminary allocation of the estimated purchase price using estimates as described in Note 1 above and assuming no change in the purchase price. We are in the process of completing our assessment of the fair value of the assets acquired and liabilities assumed and finalizing our calculation of the final purchase price. The completion of the valuation of acquired intangible assets and final purchase price may result in material revisions to the estimated fair values noted below. In addition, future changes to assumptions with respect to the amortizability of identified intangibles or the periods of such amortization could result in material differences between achieved income levels and the pro forma net income amounts shown herein.

The table below summarizes the preliminary estimated fair values of assets acquired and liabilities assumed based on management’s current best estimates.

(In thousands)
Purchase price, net of cash acquired	$198,846

Assets
Accounts receivable	12,075
Inventories	6,152
Identifiable intangible assets:
Trade names	28,191
Customer relationships	84,573
Property and equipment	2,054
Other assets	907

Total identifiable assets acquired	133,952

Liabilities
Accounts payable	(3,975)
Accrued expenses	(6,860)
Deferred tax liability	(33,959)
Other liabilities	(3,075)

Total liabilities assumed	(47,869)

Net identifiable assets acquired	86,083
Goodwill	112,763

Net assets acquired	$198,846

3.              FINANCING ACTIVITIES

To finance the Amerifit acquisition, Martek utilized available cash along with the proceeds from a new term debt facility totaling $75 million (the “Term Debt”) and $11 million drawn from a new revolving secured credit facility (the “Revolver”). The Revolver has a total borrowing capacity of $100 million and replaces Martek’s former credit facility of $135 million which was due to expire in September 2010. The Term Loan bears interest at the election of Martek at either LIBOR plus up to 3.375% or a base rate plus up to 1.25% depending upon the consolidated leverage ratio during each preceding fiscal quarter. The initial interest rate on the Term Debt is 4.9%. The Revolver will bear interest at the election of Martek at either LIBOR plus up to 3.00% or a base rate plus up to 1.00% depending upon the consolidated leverage ratio during each preceding fiscal quarter.  The base rate is the higher of the issuing bank’s prime rate, the federal funds rate plus 0.50% or LIBOR plus 1.50%.  LIBOR is the greater of 1.50% per annum or LIBOR at the time of such determination. The initial interest rate on the Revolver is 4.5%. The Revolver expires in February 2013.  The Term Loan matures in February 2013 and Martek is required to make quarterly installment payments on the Term Loan of $3,750,000 beginning April 2010 plus additional annual repayments on January 31 of each year based on consolidated excess cash flow, as defined in the Credit Agreement, of the preceding fiscal year.

4.              PRO FORMA ADJUSTMENTS

Pro forma adjustments are necessary to reflect the acquisition and to adjust amounts related to Amerifit’s net tangible and intangible assets to a preliminary estimate of their fair value. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	To record funding of gross purchase price through $124.9 million of available cash, $75 million in Term Debt and $11 million drawn from the Revolver.

(b)

To record the repayment of the Amerifit debt by the seller with proceeds from the sale ($26.5 million and $23.8 million in current and long-term notes payable, respective) and record the incurrence by Martek of the new term debt noted above ($15 million and $60 million in current and long-term notes payable, respectively).

(c)	To eliminate existing Amerifit members’ equity.

(d)	To record inventory at fair value less cost to sell.

(e)	To record deferred financing fees of $3.1 million associated with Martek’s acquisition financing.

(f)	To record allocation of excess purchase over tangible book value.

(g)	To record deferred income taxes on acquisition basis differences.

(h)	To record the cost of sales associated with the fair value of inventory.

(i)	To eliminate the management fees charged by Amerifit’s former owner.

(j)	To record amortization of the fair value of intangibles with definite lives.

(k)

To eliminate interest expense totaling $7.8 million during twelve months ended September 30, 2009 associated with Amerifit debt that was repaid upon consummation of the acquisition and to record interest expense and amortization of deferred financing fees totaling $4.8 million during year ended October 31, 2009 on debt incurred by Martek to finance the acquisition.

(l)	To record the income tax effect on pro forma adjustments.

(m)	To eliminate the former minority interest in income of subsidiaries.

(n)	To record the impact of transaction-related expenses primarily attributable to Amerifit and mainly including investment banker and legal fees.

5.              PRO FORMA EARNINGS PER SHARE

No common shares of Martek were issued in connection with the acquisition of Amerifit. The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the weighted-average number of Martek common shares outstanding. The diluted weighted average number of shares does not include outstanding stock options and restricted stock units that would be considered anti-dilutive.